Exhibit 99.1

Cirrus Logic, Inc. (Nasdaq: CRUS) today posted on its website at http://investor.cirrus.com the following response to an “Ask the CEO” question:

Question: The U.S. Commerce Department has added Huawei Technologies and its affiliates to the "Entity List" which greatly restricts their ability to buy components from U.S. companies.  How will this impact Cirrus?

Answer: Cirrus Logic will of course comply with any restrictions that are put in place.  While this is disappointing from a long-term business perspective, there is no material impact to the guidance we’ve provided for the current quarter.

Contacts

Thurman K. Case
Chief Financial Officer
Cirrus Logic, Inc.
(512) 851-4125
Investor.Relations@cirrus.com